Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Second Quarter 2012 Results

Denver, Colorado – (Business Wire) – July 19, 2012 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2012.

Highlights for the second quarter of 2012 as compared to the second quarter of 2011 include:

•	Revenue increased 20.9% to $690.9 million

•	Comparable restaurant sales increased 8.0%

•	Restaurant level operating margin was 29.2%, an increase of 340 basis points

•	Net income was $81.7 million, an increase of 61.2%

•	Diluted earnings per share was $2.56, an increase of 61.0%

Highlights for the six months ended June 30, 2012 as compared to the prior year include:

•	Revenue increased 23.2% to $1.33 billion

•	Comparable restaurant sales increased 10.2%

•	Restaurant level operating margin was 28.3%, an increase of 280 basis points

•	Net income was $144.3 million, an increase of 48.8%

•	Diluted earnings per share was $4.53, an increase of 48.0%

“We are pleased that our continued focus on improving the quality and taste of our food, along with strengthening our people culture, has lead to a better dining experience for our customers, and ultimately better financial results for our shareholders,” said Steve Ells, Founder, Chairman and Co-CEO of Chipotle.

Second quarter 2012 results

Revenue for the quarter was $690.9 million, up 20.9% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 8.0% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by the impact of menu price increases, most of which were taken in 2011, as well as from increased traffic.

During the quarter we opened 55 new restaurants, including our first restaurant in Paris, France, bringing the total restaurant count to 1,316.

Restaurant level operating margin was 29.2% in the quarter, an increase of 340 basis points from the prior year period. The increase was primarily driven by leverage from higher average restaurant sales and lower marketing expenses.

G&A costs were 6.1% of revenue, down 120 basis points from the prior year period. The decrease as a percent of revenue was driven by favorable sales leverage, lower employee bonus accruals and lower legal expenses, partially offset by an increase in non-cash stock-based compensation expense.

Net income for the second quarter of 2012 was $81.7 million, or $2.56 per diluted share, compared to $50.7 million, or $1.59 per diluted share, in the second quarter of 2011.

Results for the six months ended June 30, 2012

Revenue for the first six months of 2012 was $1.33 billion, up 23.2% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 10.2% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic as well as the impact from menu price increases, most of which were taken in 2011.

During the first six months of the year, we opened 87 new Chipotle restaurants, bringing the total restaurant count to 1,316.

Restaurant level operating margin was 28.3% for the first six months, an increase of 280 basis points from the prior year period. The increase was primarily driven by the impact of leverage from higher restaurant sales and from lower marketing costs.

G&A costs for the first six months of 2012 were 6.9% of revenue, or flat to prior year primarily due to leverage from higher sales as well as a lower bonus accrual, offset by higher stock based compensation expense.

Net income for the first six months of 2012 was $144.3 million, or $4.53 per diluted share, compared to $97.0 million, or $3.06 per diluted share, in the first six months of 2011.

“While I’m pleased with the financial results in the quarter, I’m even more delighted that we are developing more restaurateurs than ever before, and our restaurant teams are the strongest they have ever been. We know that having strong leaders in our restaurants, who are hiring and empowering top performers to deliver high standards and an extraordinary dining experience, will lead to more loyal Chipotle customers, and greater shareholder value,” commented Co-CEO Monty Moran.

Outlook

For 2012, management expects the following:

•	155-165 new restaurant openings

•	Mid-single digit comparable restaurant sales growth for the full year

•	An effective tax rate of approximately 39.0%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the second quarter 2012 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-866-431-5320 or for international callers by dialing 1-719-325-2197. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 7427674. The replay will be available until July 26, 2012. The call will be webcast live from the Company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates over 1,300 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements about financial results and shareholder returns, as well as statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, and effective tax rate in 2012, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; the impact of increasing general and administrative expenses due to higher non-cash stock-based compensation expense and other increased expenses; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2012		2011
Revenue	$690,932	100.0%	$571,561	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	221,517	32.1	188,121	32.9
Labor	159,895	23.1	137,705	24.1
Occupancy	41,758	6.0	36,195	6.3
Other operating costs	66,353	9.6	62,221	10.9
General and administrative expenses	42,295	6.1	41,968	7.3
Depreciation and amortization	20,543	3.0	18,505	3.2
Pre-opening costs	3,306	0.5	1,606	0.3
Loss on disposal of assets	1,475	0.2	1,377	0.2

Total operating expenses	557,142	80.6	487,698	85.3

Income from operations	133,790	19.4	83,863	14.7

Interest and other income (expense), net	377	0.1	(2,006)	(0.4)

Income before income taxes	134,167	19.4	81,857	14.3
Provision for income taxes	(52,484)	(7.6)	(31,200)	(5.5)

Net income	$81,683	11.8%	$50,657	8.9%

Earnings per share:
Basic	$2.58		$1.63

Diluted	$2.56		$1.59

Weighted average common shares outstanding:
Basic	31,696		31,167

Diluted	31,951		31,761

Comprehensive income	$80,625		$50,764

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2012		2011
Revenue	$1,331,535	100.0%	$1,080,945	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	428,107	32.2	351,029	32.5
Labor	311,880	23.4	262,993	24.3
Occupancy	82,267	6.2	71,510	6.6
Other operating costs	132,532	10.0	119,606	11.1
General and administrative expenses	91,629	6.9	74,184	6.9
Depreciation and amortization	40,627	3.1	36,999	3.4
Pre-opening costs	5,754	0.4	2,902	0.3
Loss on disposal of assets	2,725	0.2	3,038	0.3

Total operating expenses	1,095,521	82.3	922,261	85.3

Income from operations	236,014	17.7	158,684	14.7

Interest and other income (expense), net	811	0.1	(1,719)	(0.2)

Income before income taxes	236,825	17.8	156,965	14.5
Provision for income taxes	(92,478)	(6.9)	(59,926)	(5.5)

Net income	$144,347	10.8%	$97,039	9.0%

Earnings per share:
Basic	$4.57		$3.12

Diluted	$4.53		$3.06

Weighted average common shares outstanding:
Basic	31,553		31,125

Diluted	31,899		31,740

Comprehensive income	$143,972		$97,764

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$404,797	$401,243
Accounts receivable, net of allowance for doubtful accounts of $369 and $208 as of June 30, 2012 and December 31, 2011, respectively	10,351	8,389
Inventory	10,504	8,913
Current deferred tax asset	7,310	6,238
Prepaid expenses and other current assets	28,298	21,404
Income tax receivable	34,446	—
Investments	124,736	55,005

Total current assets	620,442	501,192
Leasehold improvements, property and equipment, net	804,655	751,951
Long term investments	169,177	128,241
Other assets	32,196	21,985
Goodwill	21,939	21,939

Total assets	$1,648,409	$1,425,308

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$55,960	$46,382
Accrued payroll and benefits	56,199	60,241
Accrued liabilities	37,812	46,456
Current portion of deemed landlord financing	138	133
Income tax payable	—	4,241

Total current liabilities	150,109	157,453
Deferred rent	154,726	143,284
Deemed landlord financing	3,459	3,529
Deferred income tax liability	63,794	64,381
Other liabilities	15,096	12,435

Total liabilities	387,184	381,082

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 34,896 and 34,357 shares issued as of June 30, 2012 and December 31, 2011, respectively	349	344
Additional paid-in capital	789,271	676,652
Treasury stock, at cost, 3,208 and 3,105 common shares at June 30, 2012 and December 31, 2011, respectively	(344,023)	(304,426)
Accumulated other comprehensive income (loss)	(178)	197
Retained earnings	815,806	671,459

Total shareholders’ equity	1,261,225	1,044,226

Total liabilities and shareholders’ equity	$1,648,409	$1,425,308

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2012	2011
Operating activities
Net income	$144,347	$97,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,627	36,999
Deferred income tax provision (benefit)	(1,659)	8,701
Loss on disposal of assets	2,725	3,038

Bad debt allowance	185	3
Stock-based compensation	37,677	21,978
Excess tax benefit on stock-based compensation	(73,652)	(29,673)

Other	207	2,479
Changes in operating assets and liabilities:
Accounts receivable	(2,147)	(524)
Inventory	(1,593)	(1,347)
Prepaid expenses and other current assets	(6,893)	(15,260)
Other assets	(10,213)	64
Accounts payable	4,899	6,369
Accrued liabilities	(12,705)	(12,203)
Income tax payable/receivable	34,964	47,067
Deferred rent	11,446	7,919
Other long-term liabilities	2,660	2,067

Net cash provided by operating activities	170,875	174,716

Investing activities
Purchases of leasehold improvements, property and equipment	(90,332)	(57,681)
Acquisition of interests in equity method investment	—	(586)
Purchase of investments	(110,870)	(89,702)
Maturities of investments	—	90,007

Net cash used in investing activities	(201,202)	(57,962)

Financing activities
Acquisition of treasury stock	(39,597)	(22,484)
Proceeds from option exercises	167	457
Excess tax benefit on stock-based compensation	73,652	29,673
Payments on deemed landlord financing	(65)	(58)

Net cash used in financing activities	34,157	7,588

Effect of exchange rate changes on cash and cash equivalents	(276)	621
Net change in cash and cash equivalents	3,554	124,963
Cash and cash equivalents at beginning of period	401,243	224,838

Cash and cash equivalents at end of period	$404,797	349,801

Supplemental disclosures of cash flow information
Increase in purchases of leasehold improvements, property, and equipment accrued in accounts payable	$4,687	$180

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2012	2012	2011	2011	2011
Number of restaurants opened	55	32	67	32	39
Restaurant relocations or closures	(1)	—	—	—	(3)
Number of restaurants at end of period	1,316	1,262	1,230	1,163	1,131
Average restaurant sales	$2,106	$2,072	$2,013	$1,973	$1,927
Comparable restaurant sales increases	8.0%	12.7%	11.1%	11.3%	10.0%